Exhibit 10.15

SUPPLY AGREEMENT

PARTIES

GE Healthcare entity (thereinafter ”GEHC”), previously known as Amersham Health AS: GE HEALTHCARE AS Address Nycoveien 1-2 0401 OSLO NORWAY	Other Party (thereinafter the “Supplier”), previously known as Organichem Corporation: AMRI Rensselaer, Inc. Address 26 Corporate Circle Albany, New York 12203 USA

AGREEMENT	GEHC REF:

The Parties hereby agree that the following terms and conditions shall apply:

A. Agreement

The Supplier shall sell to GEHC, and GEHC shall purchase from the Supplier the products meeting the specifications referred to in Attachment A (the “Product”) in such amounts as GEHC may order from time to time on the terms and conditions set out in this Agreement . GEHC shall pay the price of the Product and any Additional Charges, if any, specified in Attachment A (together, the “Prices”).

B. Documents

The following attachments are an integral part of this Agreement (the “Attachments”). The provisions of each Attachment shall be incorporated by reference into and deemed to be part of this Agreement:

Attachment A - Products and Prices

Attachment B - Special Terms and Requirements

Attachment C - Commercial Terms and Conditions

Attachment D - Supplier Integrity Statement

Attachment E – Quality Assurance Agreement including specification (Annex 4) of April 4th, 2010

Attachment F -   Documentation requirement for supply of ABA Hcl.

Attachment G - Aminobisamide Packaging Specifications

C. Term

Effective Date: January 1st 2012

Length of contract: This Agreement shall take effect retrospectively from the Effective Date and, subject to the rights of termination in clause 1 of Attachment C, shall continue until December 31st 2016. The Parties shall meet on or before 2 years prior to the expiration of the Term to decide whether to renew this Agreement. If the Agreement is not extended prior to the date of termination, the Agreement will terminate at the expiration of the term.

The Agreement supersedes and replaces the Supply Agreement between the Amersham Health AS and Organichem Corporation of August 31st 2005 and the Amendment between GE Healthcare AS and AMRI Rensselaer, Inc of December 22nd 2008.

This Agreement has been duly executed by each of the Parties
Signed for and on behalf of GEHC AS Signature /s/ Bard Reiholdtsen Name (capitals) BARD REINHOLDTSEN Title Global Sourcing Leader	Signed for and on behalf of AMRI Rensselaer, Inc. Signature /s/ Thomas D’Ambra Name (capitals) THOMAS D’AMBRA Title President & CEO

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Attachment A

Products and Prices

Product name	GEHC Art No	Supplier Art No	Spec No or Attachment ref.	Unit Size	Unit price	Lead time	Shelf Life
Aminobisamide Hcl (“ABA Hcl”)	1002075		Ref Attachment E, QA Agreement	Kg	See below:	POs to be sent [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] or more prior to date of shipment	[/*[CONFIDENTIAL TREATMENT REQUESTED]*/]from date of production

Currency: USD

Delivery term for international transports (Incoterms 2010): CIP Kristiansand, Norway. Title of Product passes to GEHC upon shipment from Supplier’s plant.

Contract price and volumes

	2012*	2013	2014	2015	2016
Base volume (Tons)	----------- [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]------------------------
Price ($/Kg)	----------- [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]------------------------

* [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]

Price - volume adjustment:

a)	No adjustment if volume changes less than or equal to [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].
b)	If the volume decreases between [/*[CONFIDENTIAL TREATMENT REQUESTED]*/], then the percent price increase will be equal to [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].
i.	*Example: [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].
c)	If the volume decreases more than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] then the percent price increase will be [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].
i.	Example: [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].
d)	If the volume increases by more than than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] then the percent price decrease will be equal to [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].
i.	Example: [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

For the avoidance of doubt, GEHC is under no obligation to buy any minimum quantity, but GEHC shall purchase [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] of its requirements from AMRI in 2012 and 2013. GEHC shall have the right to obtain up to [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] of the required volume from other sources in 2014 and up to [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] of the required volume from other sources in 2015 and 2016.

If GEHC decides to exercise the option of buying volumes from other sources in 2014-2016, the price from AMRI will increase by [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]. GEHC shall give AMRI notice six months prior to the purchase from other sources, indicating volume, and other relevant information as necessary to account for the calculation of price increase.

i.	Example: [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

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If GEHC in any given year spends with AMRI [/*[CONFIDENTIAL TREATMENT REQUESTED]*/], the price of ABA Hcl for that year is reduced by [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]. If GEHC in any given year spends with AMRI [/*[CONFIDENTIAL TREATMENT REQUESTED]*/], the price of ABA Hcl for that year is reduced by [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]. This additional spend [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] from AMRI.

Any increase in price based on volume or alternative sourcing under this section shall be invoiced with the next invoice for Product shipped following the date on which the increase was incurred. Any decrease in price based on volume or base spend under this section shall be credited towards the next invoice for Product shipped following the date on which the decrease was incurred; any excess credit shall be applied towards the following invoice(s) until the full credit is satisfied. For the avoidance of doubt, no cash refund shall be paid to GEHC in connection with any credit earned under this section, except as may apply upon termination or expiration of this Agreement.

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Attachment B

Special Terms and Requirements

1.	Specification

The Products to be supplied in accordance with the terms of this Agreement are set forth in Attachment A. A technical specification in relation to a specific Product is referred to as the “Specification” and is set forth in Attachment E, Quality Assurance Agreement including specification (Annex 4) of April 4th, 2010

2.	Delivery Documentation

The Supplier shall ensure that the documents listed in Attachment F – Documentation Requirements for supply of raw materials to GEHC, Lindesnes plant attached all shipments of the Product.

The Supplier shall ensure that Safety Data Sheets (SDS) are updated in accordance with current European law and regulations. The Supplier is responsible for automatically sending revised SDS to GEHC in Norwegian language.

3.	Packaging and Shipping Requirements

The Product shall be packaged in accordance with the packaging specifications shown in Attachment G.

4.	Testing Requirements

GEHC shall test the Product according to the QA Agreement and Specifications set forth in Attachment E.

5.	Labelling Requirements

When the Global Harmonized System for classification and labelling come into force, the labelling of the products has to be in compliance with the EU regulations.

The Supplier confirms that it is aware of the Regulation No. 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH). The Supplier will comply with the requirements of REACH.

The Product should also be labelled according to the QA Agreement set forth in Attachment E.

6.	Invoicing Requirements

The invoice shall contain the Purchase Order number, item number, invoice quantity, unit of measure, unit price, total invoice amount, Purchaser’s Norwegian Tax/VAT number and Seller’s name/phone number, address to which remittance should be sent, and other information required by law.

Invoice is not considered as having been received until it complies with these conditions.

Purchaser shall provide Seller with its Norwegian Tax/VAT number.

7.	Prices and payment terms

a.	Firm prices. Prices are fixed for the Term of this Agreement except as amended in accordance with Attachment A. Except where expressly specified otherwise in Attachment A, the Prices include all costs relating to the supply of the Products including, but not limited to, insurance (except as otherwise provided in Attachment C), and packaging costs. GEHC shall not be obliged to reimburse the Supplier for any Additional Charges or any other costs relating to the supply of the Products that are not specified in Attachment A or otherwise agreed in writing by the Parties. In no event shall the Prices be increased by the Supplier without the express written consent of GEHC, except as set forth in Exhibit A, in which case no consent shall be required.

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b.	Intentionally left blank..

c.	Intentionally left blank.

d.	Taxes. Unless prohibited by law, the Supplier will separately indicate on its Invoice any tax that is required to be imposed on the sale of Products.

e.	Payment Terms. GEHC shall settle any undisputed invoices arising under this Agreement within [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] days from invoice date, subject to receiving an invoice prepared in accordance with the terms of this Agreement. All sums to be paid by GEHC under this Agreement shall be in the currency specified in Attachment A.

8.	Forecast/Commitment/Quantities

a.	Forecasting. Before the end of each year, and on a rolling basis before the first day of each calendar month, GEHC shall submit to the Supplier forecasts in writing for its estimated needs of the Products during the subsequent twelve month period. The Supplier shall promptly provide any approved subcontractors with the forecast.

b.	Non-binding and Binding Forecasts. Any twelve month forecast provided by GEHC or mutually developed by the Parties for GEHC’s requirements for Products shall not be binding in any way on GEHC and GEHC may modify any such forecast at any time in its sole discretion, except that the forecast for the first [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]of any given twelve month forecast shall constitute a binding order for the Product (“Firm Period Forecast”) and GEHC shall be required to “take or pay,” accordingly, unless otherwise agreed to in writing by the Parties. The Supplier shall confirm within five (5) days of receiving any Firm Period Forecast of its ability to satisfy such order. Upon such confirmation, the Supplier represents and warrants that it has the capacity and expertise necessary to manufacture and deliver to GEHC the base volume forecast (ref Attachment A) of Products, and any increased volume of up to [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] greater than the base volume. Notwithstanding this, the Supplier shall make commercially reasonable efforts to accommodate GEHCs request for volumes greater than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] of the base volume . In the event that the Supplier is unable to supply volumes in accordance with GEHCs forecasts, GEHC shall be relieved of its obligation to purchase only to the extent that is required to meet GEHCs needs in the current calendar year for volumes that cannot be supplied by the Supplier. In the event that AMRI is not able to deliver volumes according to the commitments in this Agreement and GEHC will need to source the Product from a different source, [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

9.	Business Continuity plan

At GEHCs request, the Supplier must share with the Parties a Business Continuity plan that includes Suppliers’ plan for 24/7 communication with the Parties. The Business Continuity plan will also include basic information on Suppliers’ upstream Supply Chain. For instance, this information will include who Suppliers’ Tier 1 are, where they are located and the means of transportation for this Supply Chain. GEHC shall not be entitled to information about pricing or other commercial terms.

The Supplier agrees to provide to GEHC an annual review and update of the Suppliers Business Continuity plan which shall include a risk assessment on how the Supplier will meet their obligations as set forth in this Agreement. The Business Continuity plan, including the risk profile, shall be reviewed at Suppliers’ expense at least every two years by a third party agreed upon by the parties.

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In connection with the Business Continuity plan, the Supplier agrees not to single source (single source shall not include suppliers with multiple sites that have proven capability of providing such material) any key raw materials without the prior written consent of GEHC, such consent shall not be unreasonably withheld or delayed.

10.	Security Stock of the Product

The Supplier shall maintain [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] supply [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] of the Product based on purchases made by GEHC in the preceding calendar year. In the event GEHC calls upon the full supply of security stock within a [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] period, Supplier shall replace such security stock as soon as reasonably practicable. Upon termination of this Agreement, GEHC shall immediately purchase and pay for this security stock at the then-current price under Attachment A.

11.	Communication and Contract Managers

a.	Contract Managers. Both the Supplier and GEHC will appoint a contract manager to manage their respective obligations under this Agreement, to act as focal points between the two organisations and review progress on a quarterly basis. The contract manager shall be as specified below or such other person as subsequently communicated to the other Party.

GEHC: Bård Reinholdtsen

SUPPLIER:

b.	Legal Notices.

GEHC:

GE Healthcare AS

Lindesnes fabrikker

4521 Lindesnes

NORWAY

With a copy to:

Legal Services

Pollards Wood (PW/19)

Nightingales Lane

Chalfont St Giles

Buckinghamshire

HP8 4SP

United Kingdom

Fax: +44 (0) 1494 498045

Supplier:

AMRI

Attn: Legal Dept.

26 Corporate Circle

Albany, NY 12212

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c.	Crisis communication. The Supplier must maintain the ability to contact or receive contact from GEHC on a twenty-four (24) hour per day, seven (7) day per week basis including public holidays in order to communicate and manage crisis situations that threaten to or interrupt the supply chain.

12.	Additional Terms

a.	Upon notification to Supplier that GEHC has received a complaint or inquiry regarding the safety or efficacy of Product, Supplier shall, upon request of GEHC and within a reasonable period, consistent with its own policies, supply GEHC with a chemical analysis of retained samples of any lot that is subject of such complaint or inquiry. Supplier shall retain all records and samples with respect to the Product in accordance with its own record retention policies.
b.	Supplier and GEHC shall meet in person or by telephone conference at least once per Quarter during the Term of the Agreement to review each Party’s performance hereunder.

13.	Order of Precedence

The Parties agree that in the event of any conflict or inconsistency between the terms and conditions of this Agreement, the order of precedence shall be (listed with the highest precedence first):

The Supply Agreement

Attachment A - Products and Prices

Attachment B - Special Terms and Requirements

Attachment C - Commercial Terms and Conditions

Attachment D - Supplier Integrity Statement

Attachment E – Quality Assurance Agreement including specification (Annex 4) of April 4th, 2010 (except that QAA shall take precedence over Attachment C in case of conflict regarding quality requirements relating to the Material)

Attachment F - Documentation requirement for supply of ABA Hcl.

Attachment G - Aminobisamide Packaging Specifications

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Attachment C

Commercial Terms and Conditions

1.	Termination

1.1	Mutual Termination. Either party may terminate this Agreement:

a.	at any time upon written notice if the other party (the “Defaulting Party”) materially defaults in the performance of one or more of its obligations hereunder and the Defaulting Party fails to cure the default within thirty (30) days after receiving written notice of such; or

b.	upon thirty (30) days written notice if any proceeding under the bankruptcy or insolvency laws is brought against the Defaulting Party, a receiver is appointed for the Defaulting Party or the Defaulting Party makes an assignment for the benefit of creditors.

1.2	Termination For Cause. Either party shall have the right to terminate this agreement and/or, at either party’s discretion, relevant Purchase Orders, with immediate effect in the event of (i) material breach by the Supplier of Attachment D; (ii) a repeated material breach of any term of this Agreement; (iii) consistent failure by the Supplier to meet required delivery dates; or (v) ownership and control of the Supplier has been transferred to a third party without GEHC´s written approval.

1.3	Intentionally left blank

1.4	Purchase Orders.

a.	If GEHC terminates this Agreement in accordance with clause 1.2, it may also terminate all unfilled Purchase Orders without any liability except for the price of any Products previously delivered and accepted by GEHC.

b.	If this Agreement expires without renewal at the end of the Term, GEHC and the Supplier each recognize and agree that any unfilled Purchase Orders issued prior to such termination or expiry but not yet delivered, shall survive until fully performed.

1.5	Termination of this Agreement shall not relieve the Defaulting Party of its obligations and the non-defaulting party shall retain all legal and equitable remedies after such termination.

2.	Risk Material and Safety Stock

2.1	Risk Material. The Supplier must ensure that sufficient quantity of Risk Materials (as detailed in the Attachment B), if any, are stocked to satisfy the requirements of this Agreement and to fulfil forecasts.

2.2	Security stock. Supplier shall maintain at its own cost and risk the security stock agreed as set forth in Attachment B. The security stock shall be managed in accordance with FIFO principle.

3.	Purchase Orders

3.1	Purchase Order Contents GEHC shall issue purchase orders to the Supplier stating the quantity and delivery date for Products (a “Purchase Order”). The Purchase Orders shall be written and sent by fax, e-mail or other agreed method, no less than ten weeks in advance of requested delivery date, and for such quantities of Product as described in the Firm Period Forecast.

3.2	Orders from Affiliates and Obligation to Purchase

a.	From time to time Affiliates of GEHC may also issue purchase orders for Products and, if requested by such Affiliate, the Supplier agrees to supply Products to such Affiliate on substantially similar terms as of this Agreement.

b.	For the purposes of this Agreement, an Affiliate of a party shall mean any company controlled by or under common control with the relevant party where “control” means direct or indirect ownership of at least 50% of the voting stock or interest in a company or control of the composition of the board of directors.

c.	Subject to Attachment A, it is the express understanding of the Parties that GEHC shall have no obligation to purchase Products exclusively from the Supplier or to purchase any minimum amount of Product, and may use other suppliers for any and all Products or similar products. Accordingly, GEHC’s commitment to purchase Products from the Supplier shall be limited to Purchase Orders released by GEHC.

3.3	Changes to Purchase Order. GEHC may make changes to the terms of a Purchase Order including, but not limited to, quantities ordered and delivery dates, or terminate in whole or in part a Purchase Order provided that it confirms such changes or termination in writing at least 10 weeks prior to Shipment, and in any event, shall not modify the quantities of Product required by any Firm Period Forecast.

3.4	Acceptance of Purchase Order. The Supplier shall accept a Purchase Order upon receipt from GEHC so long as the terms are consistent with those stated in this Agreement. The Supplier shall confirm compliance with the Purchase Order in writing, including without limitation fax and e-mail, within five (5) Business Days of receipt of Purchase Order.

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4.	Quality

4.1	Quality Plans The Parties are committed to quality in the performance of this Agreement. Accordingly, all Products shall conform to the quality assurance requirements set forth in Attachment E.

4.2	Audit and Inspection.

a.	GEHC and/or its representatives shall have the right to enter the Supplier's premises at reasonable periodic intervals to:

i. inspect the manufacturing facilities and the equipment used by the Supplier in the manufacture of the Products except any information related to pricing unless required by law in the possession or control of the Supplier relating to the performance of its obligations under this Agreement or other applicable legal requirements (including the right to take copies at GEHC’s reasonable discretion);

ii. inspect the raw materials, the packaging and the Products (including the right to take samples at GEHC’s reasonable discretion);

iii. inspect stock levels of raw materials, packaging and the Products;

iv. audit the Supplier’s quality system.

b.	Inspections carried out pursuant to clause 4.2a shall be carried out during business hours on reasonable notice to the Supplier, provided that, in the event of an emergency, the Supplier shall grant GEHC and/or its representatives immediate access to its premises.

c.	GEHC may also request periodic, joint quality assurance meetings at the Supplier’s facility to update the status of product quality and reliability.

5.	Packaging

5.1	The Supplier shall be responsible, at its own expense, for the safe and suitable packaging and labelling of the Products, for complying with the requirements of the Packaging Requirements in Attachment B, if any, and all applicable laws and regulations relating to the packaging and transport of the Products.

6.	Transportation and Title and Risk of Loss

6.1	Unless otherwise agreed:

a.	the Products will be delivered to the GEHC address stated in the Purchase Order and title and risk of loss will pass to GEHC in accordance with the delivery terms set forth in Attachment A;

b.	the price of the Products shall include all transportation costs, if in accordance with the delivery terms and clauses set forth in Attachment A.

6.2	If the supply of Products is international then the Products shall be delivered according to the Incoterm stated in Attachment A. Such term of delivery shall be construed according to the edition of Incoterms in force at the Effective Date.

6.3	Deliveries shall not be regarded as completed until the Delivery Documentation in Attachment B has been provided.

7.	Delivery.

7.1	The Supplier shall ship the Products on the date and in the quantity set forth on the applicable Purchase Order. The Supplier shall not ship the Products more than five (5) Business Days in advance of the specified shipment date without the prior written consent of GEHC. In the last week of a calendar Quarter, the Supplier shall not ship the Products prior to the specified shipment date unless prior approval has been obtained from GEHC.

7.2	The lead time for the Product shall count from issue of GEHC Purchase Order to completion of delivery of the Products, including any agreed documentation.

7.3	In the event that the Supplier anticipates or expects a delay in delivery it shall immediately notify GEHC and at the same time explain the causes and the steps that it is taking to minimise the delay. If the delivery is delayed by more than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] then GEHC may: [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]. The Parties confirm that this sum represents a genuine pre-estimate of the loss that GEHC would suffer in the event that delivery is delayed by more than the period specified in this clause.

7.4	If Products are delivered to GEHC in excess of the quantities ordered GEHC shall not be bound to pay for the excess and any excess shall be and shall remain at the Supplier’s risk and shall be returnable at the Supplier’s expense or shall be held by GEHC and credited against future invoices.

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8.	Inspection Period.

8.1	All Products delivered to GEHC by the Supplier must meet the terms and conditions of this Agreement. All Products shall be received subject to GEHC’s acceptance or rejection on or before the end of the Inspection Period. GEHC may reject an entire batch of Product based upon a reasonable sampling of such batch of Products.

8.2	“Inspection Period” means a reasonable time after delivery of any Products, to allow for the performance of any inspection, installation activities, testing or trials, but shall in no event be less than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] or greater than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] Business Days.

8.3	Partial or total payment by GEHC for Products under this Agreement prior to the end of the Inspection Period shall not remove the Supplier’s responsibility for any non-conforming items.

9.	Health and Safety.

9.1	The Supplier shall ensure that all information held by or reasonably available to it regarding any potential hazards known or believed to exist in the transport, handling, or use of any Products and/or performance of any services shall be received by GE Healthcare in writing prior to delivery of the Products and/or performance of the services.

9.2	The Supplier shall be responsible, where relevant, to ensure that tank containers and other transport equipment are appropriately cleaned before filling or loading.

9.3	Employees, agents and representatives of the Supplier visiting any of GEHC’s sites shall be subject to such safety and security regulations as may be in force on that site.

10.	Invoices

10.1	The Supplier’s Invoices shall contain the GEHC Purchase Order number, line reference and other such information as may be required by law or requested from time to time by GEHC. Invoices shall be addressed to GEHC or the GEHC Affiliate who has placed the purchase order with the Supplier.

11.	Late Payment

Interest for late payment shall apply at a rate of [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]. Interest for late payment shall not apply to payments that GEHC contests in good faith and shall in no event exceed any applicable statutory interest rate.

12.	Warranty

12.1	Product Warranty. The Supplier represents and warrants that the Products at the time title and risk of loss pass to GEHC will:

a.	conform strictly to and be manufactured in accordance with the Quality Agreement and Specifications referred to in Attachment A; and shall for the Shelf life of the Product be free from defects, whether latent or otherwise; and

b.	have received all applicable regulatory certifications, as required, to carry out the Supplier’s obligations under this Agreement.

12.2	Intellectual Property Warranty. The Supplier represents and warrants that its intellectual property incorporated into Products, if any, will not infringe any patent, copyright, trade secret, trademark, or other proprietary right of any third party. The Supplier also warrants that it has not and will not use or incorporate into Products any intellectual property of others without the party's prior written consent, and that no other third party holds any property rights or security interests in any Products.

12.3	Execution and Performance of Agreement. The Supplier represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this Agreement. The Supplier further represents and warrants that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment, or obligation to which such party or any of its Affiliates are a party or by which it is bound and that it has not granted and will not grant during the term of this Agreement or any renewal thereof, including any conflicting rights, license, consent, or privilege with respect to the rights granted herein.

12.4	Survival of Warranties. The Supplier agrees that the warranties set forth in section 12.1 shall be effective during the Inspection Period, and the additional warranties set forth in this section shall survive the inspection, acceptance, and use of the Products by GEHC, its distributors and sub distributors for a period of [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] from completion of delivery of the Purchase Order (“Warranty Period”) and that they (i) are for the benefit of GEHC and its successors and assigns; and (ii) are in addition to any warranties and remedies to which the Supplier may otherwise agree or which are provided by law. The Supplier agrees to extend to GEHC any warranties received from the Supplier’s supplier. The Supplier warrants Products only as set forth in this Agreement and disclaims all other warranties.

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12.5	OTHER THAN THE WARRANTIES EXPRESSLY SET FORTH HEREIN, SUPPLIER MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS WITH RESPECT TO ANY MATERIALS, INFORMATION, SERVICES OR PRODUCTS IT PROVIDES.

12.6	Returns. GEHC may return to the Supplier any Product that does not conform to the Specifications. GEHC is required to notify Supplier of such non-conformance within the Inspection Period. Any such Product shall be returned to the Supplier with complete explanation and details of analysis demonstrating the failure of Product to conform. If Supplier agrees with, or if Supplier disagrees but an independent laboratory selected by mutual agreement of the Parties confirms, GEHC’s assertion that Product did not conform to Specifications at the time title and risk of loss to Product passed to GEHC, such Product shall then be replaced, repaired, reprocessed or reworked (as applicable) and returned to GEHC at the Supplier’s expense (including all transportation and insurance). In such event, the Supplier will, at its cost, and as soon as reasonably practicable replace, repair, reprocess or rework the returned Product to bring the Product in conformance with the warranty, and will return the replacement, repaired, reprocessed or reworked Product as soon as possible, but in any event within [thirty (30) days], after confirmation of the Product’s non-conformance. If the Supplier is unable to replace, repair, reprocess or rework (as applicable) and return the Product within [thirty (30) days], the Supplier shall provide GEHC a refund as defined in clause 12.9 below. Notwithstanding anything express or implied to the contrary in this Agreement, the remedies set forth in this section 12.6 shall be the sole remedies for any breach of warranty pursuant to section 12.1.

12.7	Complaints. Any complaints shall be regarded as having been timely lodged if GEHC notifies the Supplier of the fault within the Warranty period and provides a complete explanation and details of analysis demonstrating the basis for such complaint. Within two weeks after any complaint lodged by GEHC concerning a defective Product the Supplier shall make a detailed report to GEHC on the action that has been or will be taken to avoid any recurrence.

12.8	Recalls. The Supplier shall maintain a documented reporting system to GEHC when the Supplier has knowledge of any product issue related to safety or quality that results in stopping shipment or requires a recall. Any actions taken by the Supplier to report a recall to a regulated agency must be communicated to GEHC immediately. GEHC has the right to request the Supplier to provide all documents regarding the specific issue including the analysis, root cause and corrective action taken to minimise any risk to GEHC customers.

12.9	Credits/Refunds. If applicable in accordance with this section 12, the Supplier shall promptly refund GEHC by wire transfer or cheque for any portion of payment GEHC made with respect to such Product.

12.10	Remedies. The remedies contained in this section 12 are in addition to all other remedies available at law or in equity.

13.	Indemnification

13.1	Supplier’s Indemnity Obligations. The Supplier agrees to defend, indemnify, protect, and hold harmless GEHC and GEHC’s Affiliates, employees, agents, servants, and representatives from and against any and all third party claims, damages, losses, liabilities, and reasonable expenses of whatever nature (“Claim”) relating to: (i) the breach by the Supplier of any warranty set forth in this Agreement; or (ii) any claim that the Supplier’s intellectual property incorporated in or used in the manufacture of the Products infringes any patent, copyright, trade secret, trademark, or other proprietary right of any third party; or (iii) the breach by the Supplier of its obligations under clause 14.1 of this attachment C; or (iv) any grossly negligent act or omission, or wilful misconduct of the Supplier or its agents, employees, or subcontractors, except to the extent such Claim is caused by GEHC’s negligent act or omission or wilful misconduct of GEHC or its agents, employees or subcontractors. GEHC shall as soon as practicable notify the Supplier of any such claim, suit, or proceeding, and will assist (at the Supplier’s expense) in the defence of the same.

13.2	GEHC’s Indemnity Obligations. GEHC agrees to defend, indemnify, protect, and hold harmless Supplier and Supplier’s Affiliates, employees, agents, servants, and representatives from and against any Claims, relating to: (i) a claim that the use or sale of a Product infringes or otherwise violates an intellectual property right of any third party; and (ii) the distribution, use, manufacture or sale by GEHC of Product or formulated products containing Product, including, but not limited to, its commercial sale or use in clinical trials, or any side effects, contraindications, illness, injury and/or death resulting from use of Product or formulated products containing Product; except to the extent such Claim is caused by Supplier’s negligent act or omission or misconduct of Supplier or its agents, employees or subcontractors, or to the extent such Claim is due to Supplier’s breach of the warranties contained in section 12.1. The Supplier shall as soon as practicable notify GEHC of any such claim, suit, or proceeding, and will assist (at GEHC’s expense) in the defence of the same.

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14.	Compliance

14.1	Applicable laws. GEHC and Supplier represent, warrant, certify, and covenant that its performance under this Agreement and the Products will comply with all applicable laws and regulations, and all conventions and standards issued by relevant authorities; and that the Supplier has obtained all applicable permits and licences necessary to perform its obligations under this Agreement

14.2	The Supplier shall at GEHC’s request and expense give all reasonable assistance necessary to obtain any licences required by GEHC with respect to the importation, exportation or use of the Products and provide GEHC with all information in relation to the Products which may be required by any regulatory authority.

14.3	Security Measures .The Supplier agrees that it will adopt industry standard security measures which are consistent with its legal obligations regarding Product (including, if applicable, the Customs-Trade Partnership Against Terrorism (“C-TPAT” where applicable).

14.4	Export Restrictions. If any Products are subject to export restrictions in the country of manufacture or shipment the Supplier shall supply GEHC prior to despatch with any relevant ECCN numbers and copies of any export licences or other certificates required in the country of manufacture or shipment and, where Products contain US components, details of the value as a percentage of the Products price.

14.5	Country of Origin. The Supplier will mark each Product, and, as appropriate, Product packaging, labels, or invoices with the country of origin for the Product, in accordance with the applicable trade and customs laws. The Supplier will also provide acceptable and auditable documentation that establishes the country of origin for Product, including without limitation, certifications of origin for Products qualifying for NAFTA preferential duty provisions, as applicable.

14.6	WEEE, RoHS And Equivalent Directives. The Supplier shall provide to GEHC in writing a list of any Products containing any: lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls (PBB), polybrominated diphenyl ethers (PBDE), or any other hazardous substances the use of which is restricted under EU Directive 2002/95/EC (27 January 2003) (“RoHS Directive”), as amended, or under any equivalent directives or regulations. The Supplier represents, warrants, and certifies that (i) except as specifically listed in a separate document attached to this Agreement, none of the Products are “electrical or electronic equipment” under EU Directive 2002/96/EC (27 January 2003) (“WEEE Directive”) or under any equivalent directive and (ii) none of the Products contain any arsenic, asbestos, benzene, polychlorinated biphenyls (PCBs), carbon tetrachloride, or any chemical restricted under the Montreal Protocol on ozone-depleting substances.

15.	Changes to Products

15.1	GEHC Proposed Changes. GEHC may propose changes to the Specifications by submitting the proposed changes to the Supplier in accordance with the Quality Assurance Agreement. The Supplier shall respond in writing to GEHC within [thirty (30)] days after receipt of such changes with the following information, as applicable: (i) time required to implement proposed changes; (ii) impact of proposed changes on pricing of Product; and (iii) impact of proposed changes on the lead time of the Product. If the Parties agree on the changes to the Specification they shall amend this Agreement accordingly. If the Parties fail to agree on the amendments to be made to the Agreement (to reflect the changes to the Specification) the terms in effect prior to commencement of the negotiations shall remain in full force and effect and the Supplier shall continue to supply the Product to the existing Specification, or GEHC, at its election, may remove the affected Product from this Agreement with no liability to GEHC, except as may be required pursuant to the termination provisions of this Agreement.

15.2	Supplier’s Proposed Changes. The Supplier may propose but shall not implement, a change to the Specifications (including, but not limited to, changes which may affect quality, form, fit, function, reliability, regulatory compliance, safety or interface capability with GEHC products) or a change in its manufacturing method (including, but not limited to changes of sources of materials and changes in manufacturing processes or locations) without the prior written consent of GEHC, which shall not be unreasonably withheld. The Supplier shall make such proposals in writing explaining the reason for the changes and providing reasonable detail sufficient for GEHC to evaluate the proposal. The Supplier shall also provide an estimated reduction or increase in price and lead times for the affected Products. GEHC shall be notified [three (3) months] three (3) months in advance of the proposed implementation date to allow for evaluation by GEHC, unless the change is required by a regulatory authority on shorter notice. At the request of GEHC, Supplier shall provide samples of the Products manufactured according to the proposed new specification or manufacturing method for evaluation purposes.

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15.3	New Products. The Supplier shall notify GEHC of other product offerings it has and, if both Parties are interested in adding such products to this Agreement, and the Parties are able to agree upon pricing terms, such products will be added to the Attachment B of this Agreement by amendment.

15.4	New Technology. If during the Term, the Supplier develops and markets a product that would be a replacement for any Product provided hereunder or an upgrade of any Product, the Supplier agrees to sell said product to GEHC at GEHC’s option, for a price to be negotiated in good faith between the Parties. Both Parties also agree that all appropriate provisions of this Agreement will apply to any such replacement or upgraded product. Nonetheless, except as otherwise expressly provided by this Agreement, the Supplier agrees to continue to make the original Product available to GEHC through the end of the Term.

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17.	Electronic Data Interchange

17.1	Access. GEHC, in its sole discretion, may permit the Supplier to have on-line access to designated computer systems of GEHC in order to facilitate the Supplier's ability to perform its obligations under this Agreement. Such access shall also be subject to the Supplier entering into a systems access agreement if so requested by GEHC. If such access is granted, the Supplier shall give to GEHC the names of the Supplier's employees who have a legitimate business need for such access to GEHC's computer systems, and GEHC shall provide a separate user identification code for each person. The Supplier, at its own expense, shall provide and maintain any hardware, telecommunications services and software not furnished by GEHC, which are needed to communicate reliably with GEHC's computer systems. GEHC, in its sole discretion, may terminate the Supplier's access to GEHC's computer network at any time.

17.2	Use Restrictions. The Supplier shall ensure that: (i) computer access is limited to those employees with a legitimate business need whose names have been furnished to GEHC; and (ii) such employees with access agree to keep any information so obtained strictly confidential, to use such information only to perform the Supplier's contract obligations to GEHC and to cease accessing GEHC's computer systems when no longer required to perform work under this Agreement. The Supplier shall promptly notify GEHC if it becomes aware of any unauthorized access to GEHC's computer systems or unauthorized use of the information on the systems.

18.	Confidentiality

18.1	During the Term, each party (the “Recipient”) may receive or have access to certain information of the other party (the “Discloser”) that is Confidential Information of the Discloser. For purposes of this Agreement, “Confidential Information” shall mean any information disclosed by the Discloser to the Recipient, whether technology-related or business-related, whether furnished before or after the Effective Date and irrespective of the form of communication, that is considered competitive, confidential or proprietary in nature together with any notes, summaries, reports, analyses, or other material derived by the Recipient or its Representatives (defined below) in whole or in part from such information in whatever form. The Recipient will protect the Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care. Confidential Information may only be used by those employees, contractors and advisors of the Recipient and its Affiliates (“Representatives”) who have a need to know such information for the purposes related to this Agreement and who are bound by equivalent obligations as to confidentiality, and the Recipient shall inform such Representatives of the confidential nature of such Confidential Information and the obligations of the Recipient hereunder. The Recipient shall be responsible for any breach of this Agreement by it or any Representative to the same extent as though such Representatives were Parties hereto. The Parties acknowledge that Confidential Information that a party identifies as a trade secret is deemed Confidential Information to be protected indefinitely. The Parties also agree that all other information, including but not limited to technical information (which is not a trade secret) and forecasts disclosed during the Term or prior to the formation of this Agreement are deemed Confidential Information to be protected for a term of ten (10) years from the date of disclosure.

18.2	Visits. In the event of the Supplier visiting any of the establishments of GEHC or its associated companies, the Supplier undertakes that any further Confidential Information which may come to the Supplier’s knowledge, as a result of any such visit, shall be kept strictly confidential and that any such information will not be divulged to any third party and will not be made use of in any way by the Supplier under any circumstances.

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18.3	Exclusions. The undertakings in clauses this clause 18 shall not apply to:

a.	information which at the time of disclosure is published or otherwise generally available to the public;

b.	information which is published or becomes generally available to the public, otherwise than through an act or omission on the part of the Recipient;

c.	information which the Recipient can show by reasonable written record was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Discloser;

d.	information rightfully acquired from a third party who did not obtain it under a pledge of secrecy to the Discloser or another;

e.	information which has been developed by the Recipient independently of the Confidential Information received from the Discloser; or

f.	information which the Recipient notifies the Discloser is required to be disclosed by the Recipient pursuant to a legally enforceable order, direction or other regulation but any disclosure shall only be so far as necessary to give effect thereto.

18.4	Confidential Information shall not be deemed to be in the public domain merely because any part of said Confidential Information is embodied in general disclosures or because individual features, components or combinations thereof are known to the public.

18.5	Return of Confidential Information. All Confidential Information supplied to or acquired by each party and all copies thereof (in any media) shall be returned to the other party within fourteen (14) days after termination of this Agreement All information consisting of documents, notes and other writings prepared by one party based on non-public data of the other party shall be destroyed.

18.6	Development. – The confidentiality terms in this section shall not be construed to limit either party’s right to independently develop or acquire products without use of the other’s Confidential Information.

18.7	Restrictions on Use of Design Materials and Know How During and after the Term the Supplier shall be prohibited from selling to any third party any Product or equivalent product that is either (i) developed for GEHC under this Agreement; (ii) incorporates any GEHC Confidential Information; or (iii) is specifically designed or configured for use with GEHC’s products using information received or know how developed in connection with this Agreement.

19.	GEHC Tangible and Intellectual Property

19.1	GEHC Property. All tools, equipment, materials or other proprietary information and all intellectual property rights in the foregoing which GEHC furnishes to the Supplier, or which is developed or acquired at GEHC’s expense or at its direction in the performance of the work hereunder if agreed at the time of development or acquisition, shall be GEHC Property. The Supplier shall take all such steps as GEHC shall direct in relation to such GEHC Property, including, but not limited to, in respect of tangible property marking, separately storing, maintaining, insuring and returning the property at Supplier’s own cost. In no event shall GEHC Property include Supplier Property.

19.2	Supplier Property. All tools, equipment, materials or other proprietary information with respect to Supplier’s manufacturing methods or processes and all intellectual property rights in the foregoing, owned by Supplier as of the effective date of this agreement or developed or improved during the Term, that are not GEHC Property pursuant to section 19.1, shall be deemed Supplier Property, with all rights thereto owned exclusively by Supplier.

19.3	Intellectual Property. No rights are granted to the either party under any patents, copyrights, trade secrets, or other property rights of the other party, except as may be expressly agreed to in writing.

19.4	Co-operation. The Supplier shall reasonably cooperate with GEHC to secure any intellectual property rights to GEHC Property developed under this Agreement by, for example, assisting in the filing and prosecution of patent applications, and executing such documents as GEHC may reasonably request, and at GEHC’s expense.

20.	Notices

20.1	All notices required under this Agreement shall be in writing and in English or accompanied by a properly prepared translation into English and shall be sufficiently served if delivered by hand (including by courier) or if sent by pre-paid first class post or recorded delivery, or pre-paid air mail (requiring signature on delivery).

20.2	In all cases notices shall be delivered to the respective Parties at the addresses specified in Attachment B or such other address as that party may notify to the other, in accordance with the provisions of this clause, any such change to take effect five (5) Business Days after the notice is deemed to have been received or, if later, on the date specified in that notice.

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20.3	A notice shall be deemed to have been received:

a.	if delivered by hand (including by courier), at the time of delivery;
b.	in the case of pre-paid first class post or registered mail, 9.00am two Business Days after the date of posting
c.	in the case of pre-paid airmail, 9.00am four Business Days after the date of posting.

20.4	For the purposes of this clause:

a.	all times are to be read as local time in the place of deemed receipt; and

b.	if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), the notice is deemed to have been received when business next starts in the place of receipt.

20.5	For the avoidance of doubt, notices under this Agreement may not be served by fax or email, unless the Parties agree at the time of service.

20.6	The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action.

21.	Dispute Resolution

21.1	Arbitration – The Parties will attempt to resolve any dispute, controversy or claim relating to this Agreement through good faith negotiations, within forty-five (45) days, failing which the dispute may be submitted by either party for arbitration in accordance with the American Arbitration Association, which Rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of one arbitrator, and the seat of the arbitration shall be in New York. The language of the arbitration shall be English, if requested by either Party. The cost of the arbitration will be shared equally by the Parties. The arbitrator will have the authority to apportion liability between the Parties, but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. With regards to any action for breach of confidentiality or intellectual property obligations, nothing in this section shall preclude either party from seeking interim equitable relief but such request shall not be deemed a waiver of the obligation to arbitrate hereunder.

22.	Business Contingency Planning

22.1	Business Contingency Plan. Upon GEHC’s request, the Supplier shall provide to GEHC a Business Contingency Plan that outlines the Supplier’s internal contingency arrangements to ensure GEHC continuity of supply if the Supplier or any of the Supplier’s suppliers are unable to provide Products or components to such Products to GEHC.

23.	Insurance and Liability

23.1	Insurance Each party undertakes to maintain a comprehensive liability insurance policy with a reputable insurer including cover for commercial general liability and product liability on terms customary to the business. Such insurance shall be for an insured sum of not less than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] and each party shall supply the other with a Certificate of Insurance evidencing such coverage.

23.2	Liability IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, LOSS OF USE, LOSS OF BUSINESS, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES OF ANY NATURE WHATSOEVER, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY, STATUTORY OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

23.3	No exclusion Nothing in this Agreement, including in 23.2, limits or excludes the liability of either party for death or personal injury caused by the negligence of its employees, or for fraud, or shall be deemed to limit either party’s indemnity obligations.

24.	Miscellaneous.

24.1	Independent Contractor. The relationship of the Parties hereunder shall be that of independent contractors. Nothing in this Agreement shall be deemed to create a partnership, joint venture, or similar relationship between the Parties, and no party shall be deemed to be an agent of the other party. The Supplier shall indemnify, defend, and hold harmless GEHC from and against any and all claims by the Supplier’s employees, contractors, or subcontractors regarding entitlement to any compensation or benefits from GEHC or that GEHC was for any purpose their employer or co-employer, including any claim for taxes or related penalties.

24.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to its conflicts of law principles. In the event of any issues arising that supersedes arbitration, the federal or state courts of New York shall have exclusive jurisdiction thereto.

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24.3	Force Majeure

a.	The obligations of either party hereunder shall be excused or suspended to the extent performance is prevented or delayed by any future condition, which (i) is beyond the reasonable control, and without the fault or negligence, of the party affected thereby, (ii) was not foreseeable by such party at the time this Agreement was entered into, and (iii) could not have been prevented by such party taking reasonable steps. Such conditions shall include, but not be limited to, war mobilisation, riots, fire, explosion, flood, insurrection, embargo, currency restriction, and acts or omissions of governments in their sovereign capacity.

b.	The party invoking relief hereunder, shall, within thirty (30) days after commencement of the condition there mentioned, give written notice thereof and of the anticipated consequences thereof, to the other party.

c.	In the event of any such condition, the Party affected thereby shall take all reasonable measures to mitigate and minimise the effect of the condition, and to resume as promptly as possible the diligent performance of its obligations under this Agreement, however GEHC shall be permitted during such time to acquire substitute or replacement items from one or more alternative sources. If the delay lasts more than sixty (60) days GEHC may terminate this Agreement and any applicable Purchase Orders.

d.	Notwithstanding anything in this Agreement to the contrary, no delay or failure of a party to perform its obligations hereunder shall be excused if and to the extent that it is caused by labour problems of such party, such as strikes.

24.4	Assignment. This Agreement is personal to the Parties and no party shall without the prior written consent of the other party, assign, transfer, mortgage, charge, declare a trust of or deal in any other manner with this Agreement or any part of it, or purport to do any of the same. Any such action shall be declared null and void. No party shall sub-contract or delegate in any manner any or all of its obligations under this Agreement to a third party or agent without the other party’s written consent.

24.5	Notwithstanding clause 24.4, either party may assign its rights and obligations under this Agreement without the other’s consent: (i) to an Affiliate; or (ii) incidental to the transfer of all or substantially all of its business or that part to which this Agreement relates.

24.6	This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors, and permitted assigns.

24.7	Publicity. The Supplier shall not issue any press release or announcement, use any of GEHC’s products or its name, logos or trademarks in promotional activity, or otherwise publicly announce or comment on this Agreement without GEHC prior written consent.

24.8	Amendment; Waiver; Survival. This Agreement may be modified only by a writing signed by both Parties. Any failure to enforce any provision of this Agreement is not a waiver of that provision or of either party’s right to later enforce each and every provision. The terms of this Agreement that by their nature are intended to survive its expiration will continue in full force and effect after its expiration.

24.9	Severability. If any provision of this Agreement is determined to be legally unenforceable or invalid, it shall not affect the validity or enforceability of the remainder of the Agreement, and the remaining provisions will continue in full force and effect. The Parties will substitute a provision that most closely approximates the economic intent of the invalid provision.

24.10	Battle of the Forms This Agreement contains the entire agreement and understanding of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement. Any Orders placed under this Agreement shall be solely governed by the terms and conditions of this Agreement. No general terms and conditions of either party referred to in purchase orders, order confirmations or elsewhere shall apply, unless expressly agreed in writing.

24.11	Interpretation. In this Agreement, reference to a clause, section or Attachment are, except where otherwise stated, a reference to an Attachment of this Agreement and a clause or section of the relevant Attachment. Clause, section or Attachment headings in this Agreement and any descriptive notes in brackets are for convenience only and shall not affect the construction or interpretation of this Agreement. References to the words "include(s)" or "including" shall be construed without limitation to the generality of the preceding words. Unless the context otherwise requires, references to the singular include the plural and vice versa, references to any gender include all other genders and references to “persons” shall include individuals, bodies corporate, unincorporated associations, businesses and partnerships. Any reference to a day shall be to a calendar day unless specified otherwise. Any reference to a Business Day shall mean any day which is not a Saturday, Sunday or public holiday in the country in which GEHC or its relevant Affiliate or the Supplier is situated unless specified otherwise.

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24.12	Rights of Third Parties. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999to enforce any term of this Agreement, other than GEHC Affiliates where they are permitted to purchase Products pursuant to the terms of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

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Attachment D

Supplier Integrity, Business Conduct, and Compliance Requirements

A. Supplier agrees: (i) to comply with all applicable legal, as well as GE policies contained herein, requirements, including those relating to labor, the environment, health and safety, intellectual property rights and improper payments; (ii) that Supplier is responsible for ensuring that its employees, contractors, representatives and sub-suppliers understand and comply with the same legal and GE policy requirements; and (iii) that Supplier will not engage in unacceptable practices, including:

(1) Minimum Age. Employing workers younger than sixteen (16) years of age or the applicable required minimum age, whichever is higher.

(2) Forced Labor. Using forced, prison or indentured labor, or workers subject to any form of compulsion or coercion, or the trafficking in persons in violation of the US Government’s zero tolerance policy or other applicable laws or regulations.

(3) Environmental Compliance. Lack of commitment to observing applicable environmental laws and regulations. Actions that GE will consider evidence of a lack of commitment to observing applicable environmental laws and regulations include:

(i) failure to maintain and enforce written and comprehensive environmental management programs, which are subject to periodic audit;

(ii) failure to maintain and comply with all required environmental permits; and

(iii) permitting any discharge to the environment in violation of law, issued/required permits, or that would otherwise have an adverse impact on the environment.

(4) Health & Safety. Failure to provide workers a workplace that meets applicable health, safety and security standards.

(5) Human Rights. Failure to (i) respect human rights of Supplier’s employees; (ii) observe applicable laws and regulations governing wage and hours; (iii) allow workers to freely choose whether or not to organize or join associations for the purpose of collective bargaining as provided by local law or regulation; and/or (iv) prohibit discrimination, harassment and retaliation.

(6) Code of Conduct. Failure to maintain and enforce GE policies requiring adherence to lawful business practices, including a prohibition against bribery of government officials.

(7) Business Practices and Dealings with GE. Offering or providing, directly or indirectly, anything of value, including cash, bribes, gifts, entertainment or kickbacks, to any GE employee, representative or customer or to any government official in connection with any GE procurement, transaction or business dealing. Such prohibition includes Supplier offering or providing of any consulting, employment or similar position to any GE employee (or their family member or significant other) involved with a GE procurement. Supplier will not offer or provide GE employees, representatives or customers or any government officials with any gifts or entertainment, other than those of nominal value to commemorate or recognize a particular business transaction or activity involving GE. In particular, Supplier shall not offer, invite or permit GE employees and representatives to participate in any contest, game or promotion conduct or sponsored by Supplier.

(8) Business Entertainment of GE Employees and Representatives. Failure to respect and comply with the business entertainment (including travel and living) policies established by GE and governing GE employees and representatives. Supplier is required to understand the business entertainment policies of the applicable GE business component or affiliate before offering or providing any GE employee or representative any business entertainment. Business entertainment should never be offered to any GE employee or representative by Supplier under circumstances that create the appearance of an impropriety.

(9) Collusive Conduct and GE Procurements. Sharing or exchanging any price, cost or other competitive information or the undertaking of any other collusive conduct with any other third party to GE with respect to any proposed, pending or current GE procurement.

(10) Intellectual Property & other Data and Security Requirements. Failure to respect the intellectual and other property rights of others, especially GE. In that regard, Supplier shall:

(i) only use GE information and property (including tools, drawings and specifications) for the purpose for which they are provided to Supplier and for no other purposes;

(ii) take appropriate steps to safeguard and maintain the confidentiality of GE proprietary information, including maintaining it in confidence and in secure work areas and not disclosing it to third parties (including other customers, subcontractors, etc.) without the prior written permission of GE.

(iii) if requested to encrypt and send data over the Internet, encrypt all such data;

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(iv) observe and respect all GE patents, trademarks and copyrights and comply with such restrictions or prohibitions on their use as GE may from time to time establish;

(v) comply with all applicable rules concerning cross-border data transfers; and

(vi) maintain all personal and sensitive data, whether of GE employees or its customers in a secure and confidential manner, taking into account both local requirements and the relevant GE policies provided to Supplier.

(11) Trade Controls & Customs Matters. The transfer of any GE technical information to any third party without the express, prior written permission of GE. Failure to comply with all applicable trade control laws and regulations in the import, export, re-export or transfer of goods, services, software, technology or technical data including any restrictions on access or use by unauthorized persons or entities, and failure to ensure that all invoices and any customs or similar documentation submitted to GE or governmental authorities in connection with transactions involving GE accurately describe the goods and services provided or delivered and the price thereof.

(12) Use Subcontractors or Third Parties to Evade Requirements. The use of subcontractors or other third parties to evade legal requirements applicable to Supplier and any of the requirements set forth herein.

How to Raise an Integrity Concern. Subject to local laws and any legal restrictions applicable to such reporting, Supplier will promptly inform GE of any integrity concern involving or affecting GE, whether or not the concern involves Supplier, as soon as Supplier has knowledge of such integrity concern. Supplier shall also take such steps as GE may reasonably request to assist GE in the investigation of any integrity concern involving GE and Supplier.

(i) Define Supplier’s concern: (a) who or what is the concern; (b) when did it arise; and (c) what are the relevant facts?

(ii) Prompt reporting is crucial, and Supplier may raise an integrity concern by:

(a) discussing with a cognizant GE manager;

(b) calling the GE Integrity Helpline: +1 800-227-5003 or +1 203-373-2603;

(c) emailing ombudsperson@corporate.ge.com; or

(d) contacting any compliance resource (e.g., GE legal counsel or auditor).

Changes and Questions. GEHC policy requirements, including those enumerated above, are subject to modification by GEHC at any time. Supplier agrees to contact its GEHC representative if Supplier has any questions about the foregoing and/or their application to particular circumstances.

B. Where the Products or Services being procured from Supplier are in support of a US government end customer, GEHC shall advise Supplier in advance, in writing, and Supplier agrees to comply with the terms of FAR 52.212-5 (e) or 52.244-6 and (where the US government end customer is the DoD) DFARS 252.212-7001(c) or DFARS 252.244-7000 to the extent those terms are applicable to the COTS or commercial items being procured from the Supplier and as appropriate for the dollar value of the applicable order. The version of such terms shall be those that are in effect as of the Effective Date of this Agreement. Supplier shall provide immediate notice to GEHC in the event of being suspended, debarred or declared ineligible by any federal agency, or upon receipt of notice of proposed debarment during the performance of this Agreement. Supplier agrees to comply with the requirements of section 27 of the “Office of Federal Procurement Policy Act” (41U.S.C. 423), as amended by section 814 of Public Law 101-189, and with the implementing regulations contained in FAR 3.104, and agrees to indemnify GEHC for any costs and liabilities incurred by GEHC as a result of violations of the act or regulations by Supplier, its employees, its agents, its consultants, or subcontractors, or their employees.

C. Products provided by Supplier may be subject to environmental, health and safety laws and regulations. As a result, Supplier agrees to the following without limitation:

(1) Supplier represents, warrants, certifies and covenants that Supplier shall perform all activities required under this Agreement in compliance with all applicable national, EU, state/provincial and local labor, environmental, health and safety laws and regulations.

(2) Supplier represents, warrants, certifies and covenants that each chemical substance constituting or contained in Products sold or otherwise transferred to GEHC hereunder is:

(i) on the list of chemical substances compiled and published by (a) the Administrator of the Environmental Protection Agency pursuant to the Toxic Substances Control Act (15 USC Section 2601 et seq.) as amended; and (b) the equivalent lists in the other jurisdictions to which GEHC informs Supplier or Supplier knows the Products will likely be shipped to or through; or is exempt from the foregoing lists, in which case Supplier shall provide adequate documentation of the validity of the claimed exemption;

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(ii) manufactured, imported, used and supplied in full compliance with the provisions of Regulation (EC) No 1907/2006 (“REACH”); and

(iii) pre-registered or registered, if required, under REACH; is not restricted under Annex XVII of REACH; and if subject to authorization under REACH Annex XIV, is authorized for GEHC’s use. In each case, Supplier will timely provide GEHC with supporting documentation, including without limitation, (a) pre-registration numbers for each such substance, (b) the exact weight by weight percentage of any REACH candidate list substance constituting or contained in the Products, (c) all relevant information that GEHC requires to meet the obligations under REACH to communicate safe use to GEHC’s customers, and (d) the actual authorization for GEHC’s use of an Annex XIV substance.

(3) Supplier shall notify GEHC in writing if Supplier decides not to register substances that are subject to registration under REACH and constituting or contained in Products supplied to GEHC at least twelve (12) months before their registration deadline. Supplier will monitor the publication by the European Chemicals Agency of the list of substances meeting the criteria for authorization under REACH (the “candidate list”) and immediately notify GEHC in writing if any of the Products supplied to GEHC are manufactured by Supplier with or contains a substance officially proposed for listing on the candidate list. Supplier shall provide GEHC with the name of the substance, as well as with sufficient information to allow GEHC to safely use the Products or fulfill GEHC’s own obligations under REACH.

(4) Supplier represents, warrants, certifies and covenants that none of the Products supplied under this Agreement contain any above limits stated in law: (i) lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls (PBB), polybrominated diphenyl ethers (PBDE) or any other hazardous substances the use of which is restricted under EU Directive 2002/95/EC (27 January 2003) (RoHS Directive), as amended; (ii) arsenic, asbestos, benzene, polychlorinated biphenyls (PCBs), or carbon tetrachloride; (iii) any chemical restricted under the Montreal Protocol on ozone-depleting substances; (iv) any substance listed on the REACH candidate list, subject to authorization and listed on Annex XIV of REACH, or restricted under Directive 76/769/EEC and when it shall be repealed, Annex XVII of REACH; or (v) any other chemical or hazardous material the use of which is restricted in any other jurisdictions to which GEHC informs Supplier or Supplier knows the Products are likely to be shipped to or through, unless GEHC expressly agrees otherwise in writing to Supplier referencing this Agreement and Supplier identifies an applicable exemption from any relevant legal restriction on the inclusion of such chemicals or hazardous materials in the Products sold or transferred to GEHC. Upon GEHC’s request and subject to the confidentiality provisions of this Agreement and GEHC’s ability to meet its compliance obligations, Supplier will provide GEHC with the chemical composition, including proportions, of any substance, preparation, mixture, alloy or goods supplied under this Agreement and any other relevant information or data regarding the properties, including, without limitation, test data and hazard information.

(5) Supplier represents, warrants, certifies and covenants that, except as specifically listed in a written document issued by GEHC that references this Agreement, none of the Products supplied under this Agreement are (i) subject to electrical or electronic reuse or recycling take back requirements pursuant to applicable national law, or (ii) contain batteries or accumulators subject to labeling or take back requirements pursuant to applicable national law.

(6) Supplier represents, warrants, certifies and covenants that Supplier has established an effective program to ensure that the activities of any suppliers it utilizes to provide any chemicals, substances, goods or services that will be incorporated into the Products supplied under this Agreement will be conducted in conformance with Sections C(1) to C(5) above.

(7) With respect to any Products or other materials sold or otherwise transferred to GEHC hereunder, Supplier shall provide all relevant information, including without limitation, safety data sheets in the language and the legally required format of the location to which the Products will be shipped and mandated labeling information, required pursuant to applicable requirements such as: (i) the Occupational Safety and Health Act (OSHA) regulations codified at 29 CFR 1910.1200; or (ii) REACH or EU Directive 67/548/EEC, as amended, if applicable, and (iii) any other applicable law, rule or regulation or any similar requirements in any other jurisdictions to which GEHC informs Supplier that the Products are likely to be shipped.
(8) With respect to any Products or other materials sold or otherwise transferred to GEHC hereunder, Supplier shall notify GEHC in writing of the presence of any nanoscale material (defined for these purposes as any substance with at least one dimension of such substance known to be less than 100 nano meters in length). With respect to all such nanoscale materials, Supplier shall provide a description of its legal status in the relevant jurisdiction, and any safety data or other notifications that are appropriate in the EU, US and the relevant jurisdiction.

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(9) For any Products specifically listed in a written document referencing this Agreement and provided by GEHC as indicated in Section C(5) above, Supplier assumes responsibility for taking back those Products in the future upon GEHC’s request and treating or otherwise managing them in accordance with all applicable laws, rules and regulations.

D. Supplier represents and warrants that it shall have and comply with a security and crisis management policy (which policy shall be revised and maintained proactively) with respect to security and crisis risks relevant to Supplier’s business, and that Supplier has developed and implemented security procedures pertaining said policy (“Security and Crisis Management Policy” or “SCMP”). At a minimum, the Security and Crisis Management Policy shall identify, and require Supplier’s personnel to take measures necessary to do the following:

(a) provide for the physical security of the people working on Supplier’s premises and others working for or on behalf of Supplier;

(b) provide for the physical security of Supplier’s facilities and physical assets related to the performance of work, including (including the protection of Supplier’s mission critical equipment and assets);

(c) protect from the loss of, misappropriation of, corruption of, and/or other damage to software related to the performance of work;

(d) protect from the loss of, misappropriation of, corruption of, and/or other damage to GEHC’s and Supplier’s drawings, technical data, and other proprietary information related to the performance of work;

(e) provide for the prompt recovery (including through preparation, adoption, and maintenance of a disaster recovery plan) of facilities, physical assets, software, drawings, technical data, other intellectual property, and the Supplier’s business operations in the event of a security breach, incident, crisis or other disruption of Supplier’s ability to use the necessary facilities, physical assets, software, drawings, technical data, or other intellectual property or to continue operations; and

(f) ensure the physical integrity and security of all shipments against the unauthorized introduction of harmful or dangerous materials (such measures include, but are not limited to, (1) physical security of manufacturing, packing and shipping areas, (2) restrictions on access of unauthorized personnel to such areas, and (3) personnel screening; and maintenance of procedures to protect the integrity of shipments).

GEHC reserves the right to inspect Supplier’s SCMP and to conduct on-site audits of Supplier’s facility and practices to determine whether Supplier’s SCMP and implementation thereof are reasonably sufficient to protect GEHC’s property and interests. If GEHC reasonably determines that Supplier’s SCMP and/or implementation thereof is/are insufficient to protect GEHC’s property and interests, GEHC may give Supplier notice of such determination. Upon receiving such notice, Supplier shall have thirty (30) days thereafter to make the policy changes and take the implementation actions reasonably requested by GEHC. Supplier’s failure to take such actions shall give GEHC the right to terminate this Agreement with cause immediately without further notice or compensation to Supplier.

Supplier agrees that it will review the Customs-Trade Partnership Against Terrorism (C-TPAT) and the Authorized Economic Operator for Security (“EU AEO”) requirements appropriate for its business and that it will maintain a written plan for security procedures in accordance with them (“Security Plan”). The Security Plan shall address security criteria such as container security and inspection, physical access controls, personnel security, procedural security, security training and threat awareness and information technology security. Upon request of GEHC, Supplier shall: (i) certify in writing that it has read the C-TPAT and EU AEO security criteria, maintains a written Security Plan consistent with those criteria and has implemented appropriate procedures pursuant to it’s Security Plan; (ii) identify an individual contact responsible for Supplier’s facility, personnel and shipment security measures, and provide GEHC with such individual’s name, title, address, email address and telephone and fax numbers; and (iii) inform GEHC of its C-TPAT or EU AEO membership status. Where Supplier does not exercise control of manufacturing, storage or transportation of goods destined for delivery to GEHC or its customers in international trade, Supplier agrees to communicate the recommendations to its suppliers and transportation providers and to use commercially reasonable efforts to ensure that such suppliers and transportation providers implement such recommendations. Further, upon advance notice by GEHC to Supplier and during Supplier’s normal business hours, Supplier shall make its facility available for inspection by GEHC’s representative for the purpose of reviewing Supplier’s compliance with the C-TPAT security recommendations and with Supplier’s Security Plan. Each party shall bear its own costs in relation to such inspection and review. Supplier shall bear all other costs associated with development and implementation of Supplier’s Security Plan and SCMP compliance.

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Attachment E

[Quality Assurance Agreement] [PMQR]

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QUALITY ASSURANCE AGREEMENT - GE Healthcare

PARTIES

GE Healthcare entity (hereinafter "GEHC") Lindesnes Site Address N-4521 Spangereid Norway	Other Party (hereinafter "Supplier") Insert full legal name AMRI Rensselaer, Inc. Address 33 Riverside Avenue Rensselaer, NY 12144 USA

Each a "Party" and together the "Parties"

BACKGROUND

The purpose of this agreement ("QA Agreement'') is to define the duties, procedures and responsibilities between GEHC and the Supplier to ensure that any material supplied by the Supplier will be manufactured and controlled to meet the required quality standards agreed upon between GEHC and the Supplier.

AGREEMENT

A. Agreement

In consideration of GEHC purchasing the Material pursuant to the contract between GEHC and the Supplier for the manufacture and sale of the Material, the Supplier agrees to comply with the terms and conditions set out in this QA Agreement in its manufacture, control, testing and supply of the Materials to GEHC.

B. Material

Aminobisamide Hydrochloride (ABA-HCI)

c.	Term	Start Date	Expiry Date• 31. 12.2013
		1.02.2010	*see Annex 1

D. General terms

The following Annexes are an integral part of this QA Agreement (the "Annexes"). The provisions of each Annex shall be incorporated by reference into and deemed to be part of this QA Agreement:

Annex 1 General Terms and Conditions

Annex 2 Contacts

Annex 3 Manufacturing Principles

Annex 4 Material Specifications

Annex 5 Sampling Requirements

Annex 6 Labelling, Packaging and Transportation Requirements

Annex 7 Sample Renewal Form

This QA Agreement has been executed in two copies whereof the Parties have retained one each

Signed for and on behalf of GEHC		Signed for and on behalf of the Supplier
Signature		Signature
Name (capitals) /s/ Asb0rn Jortveit	Asbj0rn Jortveit	Name (capitals) /s/ Junan Guo	Junan Guo, Ph. D.
Title	QA Manager	Title	Senior Director, Pharmaceutical and Quality Services

GEHC Internal use only All Quality Assurance Agreements require the internal approval of the responsible GEHC Quality Control manager for each GEHC Affiliate purchasing Material from the Supplier or any Supplier Affiliate pursuant to Clause 3.1 of Annex 1. You should name the staff who have given approval, none of which shall be a party to this Quality Assurance Agreement.

GEHC Affiliate __________ Approving Quality Control Manager ______ Date ____

GEHC Affiliate __________ Approving Quality Control Manager ______ Date ____

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ANNEX 1 -GENERAL TERMS AND CONDITIONS

1	DEFINITIONS AND INTERPRETATION

1.1	The definitions in this Clause apply in this QA Agreement (unless the context requires otherwise):

Affiliate

Affiliates of the Supplier shall be deemed to include any company controlled by or under common control with the Supplier where control means direct or indirect ownership of at least 50% of the voting stock or interest in a company or control of the composition of the board of directors. Affiliates of GEHC shall be deemed to include any company: (i) which from time to time forms part of the GE Healthcare business of the group of companies whose ultimate parent is General Electric Company and (ii) controlled by or under common control with GEHC where control means direct or indirect ownership of at least 50% of the voting stock or interest in a company or control of the composition of the board of directors;

AQL Document	means a separate written document which may be agreed by the Parties, stated to be an AQL Document and describing the acceptance quality levels against which the Supplier shall release a batch of the Materials in accordance with Clause 6 and/or GEHC may sample or test in accordance with Clause 6 and/or the Supply Agreement, if any, or any other contract for the supply of the Materials between Supplier and GEHC;
Confidential Information

means all information of a commercial or proprietary nature disclosed whether before or after the date of this QA Agreement which by its nature or manner of disclosure reasonably should be regarded as confidential, together with any notes, summaries, reports, analysis or other material derived by the Recipient (defined below) in whole or in part from such information in whatever form. Without limitation, Confidential Information may be disclosed orally or in writing or it may be acquired during site visits;

Competent Authority	means any government agency or regulatory or inspection authority in any country where GEHC holds a manufacturing license, marketing authorization, an application for either of the foregoing, a new drug application or other authorization or application for a Product where Material is an ingredient in such Product;
Expiry Date

means either (i) the expiry date specified in Section C on page 1 or in any Renewal Form (defined below in Clause 2.2, or if none, (ii) the date of expiry or termination of the Supply Agreement and the

"expiry" of this QA Agreement shall be construed accordingly;

Major Change	has the meaning ascribed to it in Annex 3 of this Quality Assurance Agreement;
Material	means the material or assembled or manufactured goods described in Section B that meet the Specification;
Product	means any GEHC product which uses the Material either in its manufacture or as a component thereof
Raw Materials Critical Materials

means any chemicals, solvents, and packaging materials used in the manufacture and supply of

Material;

Critical Materials means starting materials and other materials deemed critical for the quality of Material

In the case of ABA-HCI, the critical materials are APD and DME.

Specification	means the specification of the Material set out in Annex 4, as may be amended in accordance with this QA Agreement;
Supply Agreement

means any written agreement(s) entered into by GEHC or any of its Affiliates and the Supplier for the

manufacture and sale of the Material to GEHC and/or its Affiliates which has been signed by both parties thereto.

1.2	The headings in this QA Agreement are inserted for convenience only and shall not affect its construction.

1.4	References to the words "include(s)" or "including" shall be construed without limitation to the generality of the preceding words.

1.3	References to Sections and Annexes are references to a Section of page 1 and Annexes of and to this QA Agreement. References to Clauses are, unless otherwise stated, references to Clauses of the Annex in which the reference appears.

1.5	Unless the context otherwise requires, references to the singular include the plural and vice versa, references to any gender include all other genders and references to "persons" shall include individuals, bodies corporate, unincorporated associations, businesses and partnerships.

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1.6	This QA Agreement shall be an annex of and incorporated by reference into the Supply Agreement, if any, and any other contract for the supply of the Materials between Supplier and GEHC. If there is any conflict between this QA Agreement and a Supply Agreement, if any, or any other contract for the supply of the Materials between Supplier and GEHC regarding the quality requirements relating to the Material, this QA Agreement shall prevail.

2	TERM

2.1	This QA Agreement commenced on the Start Date specified in Section C and shall continue in full force and effect until the Expiry Date.

2.2	If the Expiry Date is calculated by reference to the expiry date specified in Section C on page 1 or in any Renewal Form (defined below), this Agreement may only be renewed by the Parties executing a renewal form in substantially the form set out in Annex 7 ("Renewal Form"), in absence of which this QA Agreement will automatically expire on the Expiry Date.

2.3	To avoid doubt, if the Parties have entered into a Supply Agreement, this QA Agreement shall continue in full force and effect for the term of the Supply Agreement and shall automatically expire upon the expiry or termination of the Supply Agreement.

3	SCOPE

3.1	The Supplier acknowledges and agrees that this QA Agreement is for the benefit of GEHC and any GEHC Affiliates that purchase the Material from the Supplier or any of its Affiliates and who are listed in Annex 2 (if any) or who purchase the Material from the Supplier or any of its Affiliates in accordance with the Supply Agreement, if any. The Supplier shall not unreasonably refuse to add a GEHC Affiliate to Annex 2.

3.2	Any Supplier Affiliate that supplies Material to GEHC or any of its Affiliates shall be subject to all of the terms and conditions applicable to the Supplier under this QA Agreement and entitled to all of the rights and protections afforded to the Supplier under this QA Agreement.

3.3	To avoid doubt, any reference herein to GEHC shall be deemed to include reference to any GEHC Affiliate placing the purchase order for the Material and any reference to the Supplier shall be deemed to include reference to the Supplier Affiliate making the supply.

4	CONTRACT MANAGER

4.1	Each Party has appointed a contract manager who shall act as a contact point for the purposes of this QA Agreement. Each Party shall promptly notify the other of any change to its nominated contract manager. As at the Start Date, the contacts for the respective Parties are as set out in Annex 2.

5	MANUFACTURE AND QUALITY CONTROL

5.1	The Supplier is responsible for the purchase, receipt, testing, storage, release and overall quality of all Raw Materials in accordance with the terms and conditions of this QA Agreement.

5.2	The Supplier shall perform its obligations in this QA Agreement with reasonable skill and care in accordance with best practice and standards in the Supplier's industry or trade and in accordance with all applicable laws and regulations.

5.3	The Supplier is responsible for and shall undertake a quality assessment of key vendors of Critical and Raw Materials. Critical and Raw Materials shall only be sourced from third parties who have been evaluated and approved by the Supplier in accordance with its written internal requirements.

5.4	The Supplier shall control and release the Raw Materials according to written test procedures and specifications which the Supplier shall maintain and keep current.

5.5	The Supplier shall ensure that the Material is manufactured, controlled and supplied in accordance with applicable regulations, standards and guidelines as defined in Annex 3.

5.6	During the manufacture of the Material, Supplier shall perform in-process and release control testing in accordance with written and internally approved methods and specifications.

5.7	The Supplier shall ensure that no materials from animal origin shall be used in the manufacture of Material unless certified as TSE (Transmissible Spongiform Encephalopathies) risk free by the appropriate agency or authority.

5.8	The Supplier shall ensure that all equipment used in or in connection with the manufacture and testing of the Material is qualified, calibrated and maintained as appropriate in accordance with applicable regulations, standards and guidelines as defined in Annex 3.

5.9	The Supplier shall ensure that at all times there will be a sufficient number of personnel engaged in the manufacture of the Material with a suitable level of skill, qualification and experience.

6	SAMPLES, APPROVAL, RELEASE AND CERTIFICATION

6.1	The Supplier is responsible for the release of all batches of Material for shipment to GEHC following manufacture. The Supplier shall approve such batches based on a review of the manufacturing and control records and documents and analytical results (if applicable) relating to each batch in question. Such review shall be performed against the criteria set out in the AQL, if any.

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6.2	Except as set out in Annex 5, the Supplier shall not be responsible for the sampling of any Material to be supplied to GEHC.

6.3	If GEHC and the Supplier have agreed an AQL Document, any sampling shall be performed by either GEHC or the Supplier, as applicable, against the criteria set out in the AQL Document.

6.4	The release for use of the Material or the performance of acceptance testing by GEHC on the Material if any, including without limitation any acceptance testing performed against the criteria in an AQL Document, shall not imply any restriction of the Suppliers warranty relating to the Products either under the Supply Agreement, if any, or under any other contract for the supply of the Materials between Supplier and GEHC, or otherwise remove the Supplier's responsibility for any non-conforming items where either:

6.4.1	the non-conformity is one that was not apparent on normal visual inspection (if any is performed); or

6.4.2	the non-conformity is one that was not apparent as result of acceptance testing, if any is performed, and/or could not reasonably have been expected to be made apparent as a result of such acceptance testing.

6.5	The Parties acknowledge that Clause 6.4 shall not apply where the non-conformity in question is of a type against which acceptance testing is performed pursuant to the criteria in an AQL Document and the result of such acceptance testing is within the agreed tolerances in such AQL Document.

6.6	Nothing in this QA Agreement shall place an obligation on GEHC to sample or test the material either on receipt or prior to its use and in this regard, the provisions of the Supply Agreement, if any, or any other contract for the supply of the Materials between Supplier and GEHC shall apply; provided however that if the Parties have agreed an AQL Document in writing, any acceptance testing shall be performed against the criteria in the AQL Document.

6.7	The Supplier shall ensure that the certification specified in Annex 5 shall either accompany all consignments of the Material or be otherwise sent to GEHC on or before the agreed delivery date for the Material. All such documents shall be in English and either signed by an authorised person from the Supplier's Quality Assurance department or similarly validated using an electronic system.

7	LABELLING, PACKAGING AND TRANSPORTATION

7.1	The Supplier shall ensure that all Material sent to GEHC is labeled to permit, at a minimum, the following details to be identified:

7.1.1	Supplier name;

7.1.2	Material name/Product code

7.1.3	Supplier's own control number/lot number of the batch supplied

7.1.4	Retest date (where applicable)

7.2	Any specific labeling requirements are set out in Annex 6.

7.3	The Supplier shall ensure that Material sent to GEHC is suitably packaged to prevent damage during transportation.

7.4	Any specific storage, shipping or packaging requirements are set out in Annex 6.

8	REFERENCE SAMPLES

8.1	The collection and storage of any reference samples of each batch of Material delivered to GEHC shall be the responsibility of the Supplier.

9	CHANGE CONTROL

9.1	The Supplier undertakes not to make, and shall procure that any permitted sub-contractor shall not make any Major Change without the prior written approval of GEHC which may be withheld in GEHC's absolute discretion.

9.2	The Supplier undertakes to follow the Change Control process set out in Annex 3 in respect of any Major Change.

9.3	Except as specified in Annex 3, all Major Changes must be approved by GEHC in writing before implementation. Any Major Changes agreed upon shall be appropriately verified and implemented in accordance with any applicable requirements and guidelines and all other applicable laws and regulations.

9.4	At the reasonable request of GEHC at any time, the Supplier shall provide samples of the Materials manufactured and processed in accordance with the new specification, method, process or using the new Critical Materials or equipment, as appropriate, for evaluation by GEHC including, without limitation, prior to any delivery of the Material to GEHC.

9.5	If any unusual occurrence or major deviation is observed during or in connection with manufacture and/or quality control, for example, without limitation, major deviations from the normal course of production and control, difficulties disclosed by the quality control tests carried out on the Materials or any continued stability testing relating to the Materials, the Supplier shall fully document this. If any such occurrence or major deviation will or may potentially affect the quality, safety, performance or regulatory status of the Material or its fitness for purpose, the Supplier must promptly notify the Quality Assurance Department of GEHC using the contact details provided for this purpose.

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If the occurrence or major deviation relates to Material that has already been supplied to GEHC, the Supplier shall provide such notification using a rapid means of communication (fax, telephone, email) which it will then confirmed by a written report.

9.6	Supplier shall continuously monitor applicable regulations, standards and requirements relevant to the manufacture and supply of the Material and inform GEHC if any changes to Material test procedures, Specifications and manufacturing practices are required.

10	DOCUMENTATION AND RECORDS

10.1	The Supplier shall maintain a documented quality system in accordance with the standards referred to in Annex 3.

10.2	The Supplier shall prepare and retain complete and accurate original batch documentation from the manufacture and quality control of each batch of the Material for GEHC.

10.3	Supplier shall keep a complete and up-to-date archive of manufacturing formulas, processing, sampling and packaging instructions/documentation, testing procedures, specifications, standard operating procedures, change control records and other procedures related to the manufacture and quality control of Material (which together with the records referred to in Clause 10.2 shall be known as the "Records").

10.4	The Supplier shall implement and follow efficient procedures for version control of the Records.

10.5	The Supplier shall store the Records in a safe and secure manner such that they are easily retrievable and reasonably protected from loss and damage.

10.6	Copies of the Records shall be made available to GEHC upon reasonable request.

10.7	Supplier shall keep all Records for a period of at least seven (7) years from the date of manufacture of the Material to which they relate.

11	AUDIT

11.1	GEHC shall be entitled to carry out and/or procure at its own cost the carrying out of an audit of premises, equipment, procedures and personnel of the Supplier and any permitted sub-contractor to assess the ability of Supplier to successfully meet the requirements of this QA Agreement and the Supply Agreement, if any, or any other contract for the supply of the Materials between Supplier and GEHC.

11.2	Such audit may be carried out not more than once in every twenty-four (24) months except:

11.2.1	if an audit reveals that the Supplier is non-compliant with the requirements set out in this QA Agreement, the Supply Agreement, if any, or any other contract for the supply of the Materials between Supplier and GEHC, GEHC shall be entitled to carry out and/or procure the carrying out of a further audit(s) until the non-compliance has been resolved to GEHC's satisfaction, acting reasonably; or

11.2.2	if there is a Major Change, in which case GEHC shall be entitled to carry out an additional audit following such Major Change; or

11.2.3	in the case of what is considered in the reasonable opinion of GEHC to be an emergency; in which case GEHC shall be entitled to carry out such additional audit(s) as it considers reasonably necessary in the circumstances.

11.3	For the purposes of illustration only, an emergency situation under Clause 11.2.3 may include, without limitation, a quality investigation being conducted by GEHC or any Competent Authority.

11.4	GEHC agrees to carry out any audit during normal working hours in such manner as to minimise disruption and inconvenience to the Supplier and its permitted sub-contractors. Except in the case of what is considered to be in the reasonable opinion of GEHC to be an emergency, the Parties agree that GEHC will give not less than thirty (30) days notice of an audit under this Clause 11.

11.5	GEHC and its representatives shall observe such site rules and regulations of the Supplier as the Supplier enforces generally with respect to visitors to the site in question.

11.6	Any anomalies identified that are outside the scope of the audit will be discussed if considered necessary.

11.7	Supplier shall use all reasonable endeavours to procure that its permitted sub-contractors will permit the GEHC to exercise its rights under this Clause 11 and that its agreements with such permitted sub-contractors contain rights of inspection in favour of GEHC in a form similar to those in this Clause 11.

11.8	Without prejudice to GEHC's right of audit in this Clause 11, the Supplier acknowledges and agrees with GEHC that representatives from any Competent Authority may, in relation to the manufacture of the Material, carry out or procure the carrying out of an audit of premises, equipment, procedures and personnel of the Supplier and any permitted sub-contractor if required in connection with their inspection or assessment of GEHC for products where Material supplied from Supplier is used. Notwithstanding anything to the contrary in the Supply Agreement, if any, or any other contract for the supply of the Materials between Supplier and GEHC, this QA Agreement will be accessible upon request to any Competent Authority.

11.9	Furthermore, Supplier shall provide GEHC with all reasonable assistance required in connection with any applications made by GEHC to, and answering relevant questions raised by, any Competent Authority.

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12	COMPLAINTS

12.1	The Parties shall keep each other currently informed about complaints received from third parties concerning the Material and, in the Supplier's case, the Critical Materials. If such complaint relates to the quality, safety, performance or regulatory status of the Material and/or Critical Materials or its fitness for purpose or it otherwise requested by GEHC, the Supplier shall immediately and fully investigate the complaint within the timescales specified in Annex 2 or, in none, in a timely manner.

12.2	If the complaint relates to the quality, safety, performance or regulatory status of the Material or its fitness for purpose, the Party originally receiving the complaint shall notify the other Party of its receipt using a rapid means of communication (fax, telephone, email) followed promptly by written notification. Reports detailing the outcome of any investigation into the report shall be provided in writing on the Supplier's headed notepaper, signed by the Supplier.

13	CONFIDENTIAL INFORMATION

13.1	During the Term, each party (the "Recipient") may receive or have access to certain information of the other party (the "Discloser") that is Confidential Information of the Discloser.

13.2	Subject to Clause 13.3, 13.4, 13.5 and 13.6 the Recipient:

13.2.1	shall treat as strictly confidential and use solely for the purposes contemplated by this QA Agreement, the Supply Agreement, if any, and any other contract for the supply of the Materials between Supplier and GEHC, any and all Confidential Information obtained or received by it as a result of entering into or performing its obligations under this QA Agreement, the Supply Agreement (if any) and any other contract for the supply of the Materials between Supplier and GEHC; and

13.2.2	shall not, except with the prior written consent of the Discloser publish or otherwise disclose to any person any Confidential Information for any purpose whatsoever

13.3	The undertakings in Clause 13.1 shall not apply to:

13.3.	1 information which at the time of disclosure is published or otherwise generally available to the public;

13.3.2	information which is published or becomes generally available to the public, otherwise than through any act or omission on the part of the Recipient or any Authorised Representative (defined below);

13.3.3	information which the Recipient can show by reasonable written record was in its possession at the time of disclosure and which was not acquired directly or indirectly from the Discloser;

13.3.4	information rightfully acquired from a third party who did not obtain it under pledge of secrecy to the Discloser or another; or

13.3.5	Information that is independently developed without use of or reliance on the Discloser's Confidential Information.

13.4	The Recipient may disclose Confidential Information which would otherwise be subject to Clause 13.1 if but only to the extent that it can demonstrate that such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it, wherever situated, and whether or not the requirement has the force of law, provided that any such disclosure shall not be made without prior consultation, if possible, with the Discloser.

13.5	The Recipient may disclose Confidential Information to those of its officers, employees, agents and professional advisors who need to know for the purposes of this QA Agreement and the Supply Agreement, if any, or any other contract for the supply of the Materials between Supplier and GEHC, and who are bound by similar obligations as to confidentiality (each an "Authorised Representative"). The Recipient shall inform each Authorised Representative receiving Confidential Information in accordance with this Clause of its confidential nature.

13.6	GEHC may disclose the Confidential Information of the Supplier to any Competent Authority, provided it has agreed with the Supplier in advance of any disclosure the extent and manner of such disclosure. The Supplier agrees that it shall not place any unreasonable conditions upon such disclosure.

13.7	Confidential Information shall not be deemed to be in the public domain merely because any part of said Confidential Information is embodied in general disclosures or because individual features, components or combinations thereof are known to the public.

13.7.	1 All Confidential Information supplied to or acquired by the Recipient shall be returned promptly to the Discloser on written request and, in any event, on expiry of this QA Agreement, except that the Recipient shall be entitled to maintain one (1) copy of such Confidential Information to ensure compliance hereunder.

13.7.2	The restrictions contained in this Clause shall survive the expiry of this QA Agreement and shall continue for a period of five (5) years after its expiry.

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14	EFFECTS OF EXPIRY

14.1	Expiry of this QA Agreement shall not affect any rights, remedies or obligations of the parties that have accrued or become due prior to the Expiry Date.

14.2	The provisions of Clause 10, Clause 11.9, Clause 12, Clause 13, Clause 14 and Clause 16 shall survive the expiry of this QA Agreement and continue in full force and effect, along with any other Clauses or Annexes necessary to give effect to them. In addition, any other provision of this QA Agreement which by its nature or implication (including in respect of any accrued rights and liabilities is required to survive the expiry of this QA Agreement) shall survive expiry as aforesaid.

15	SUB-CONTRACTING AND ASSIGNMENT

15.1	Unless the Supply Agreement provides otherwise, the Supplier may not sub-contract the manufacture of the Material and/or any of its obligations under this QA Agreement without the prior written consent of GEHC.

15.2	Any permitted sub-contract arrangements with any third party should ensure, without limitation, that the manufacturing, control and analytical information are made available in the same manner as between Supplier and GEHC.

15.3	Any permitted sub-contractors known at the Start Date of this QA Agreement are as set out either in Annex 2 or in the Supply Agreement, if any.

15.4	The Supplier shall ensure that none of its sub-contractors, without the prior written consent of the Supplier and GEHC, sub-contract, assign, transfer or otherwise dispose of the whole or any part of their rights or obligations under their sub-contracts and that the sub-contracts shall contain provisions to this effect.

15.5	The Supplier shall at all times remain fully liable to GEHC in connection with the manufacture of this Material and for the performance of this QA Agreement and for the compliance of any third · party to which it sub-contracts any of its obligations hereunder as though it was its own conduct.

15.6	This QA Agreement is personal to the Parties and, subject to Clause 15.3, no party shall without the prior written consent of the other party, assign, transfer, mortgage, charge, declare a trust of or deal in any other manner with this QA Agreement or any part of it, or purport to do any of the same. Any such action shall be declared null and void.

15.7	Notwithstanding Clause 15.2, GEHC may assign its rights and obligations under this QA Agreement without the Supplier's consent: (i) to an Affiliate; or (ii) incidental to the transfer of all or substantially all of its business or that part to which this QA Agreement relates.

15.8	To avoid doubt, any assignment of the Supply Agreement in accordance with its terms shall be deemed to include an assignment of this QA Agreement to the same third party assignee.

16	GENERAL

16.1	The relationship of the Parties hereunder shall be that of independent contractors. Nothing in this QA Agreement shall be deemed to create a partnership, joint venture, or similar relationship between the Parties, and no party shall be deemed to be an agent of the other party.

16.2	Except as required by applicable law or regulations, neither Party shall use the name, trademarks, trade names, or other references from which a Party can be identified in any advertising, publicity, press releases or similar disclosures without the prior written consent of the other Party.

16.3	Modification shall only be agreed by the Parties in writing and expressly designated as a modification of this QA Agreement.

16.4	If any provision of this QA Agreement or the application of any such provision to any person or circumstance shall be invalid under the law of any jurisdiction, the remainder of this QA Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid shall not be affected thereby.

16.5	The failure of either Party to enforce its rights under this QA Agreement at any time for any period shall not be construed as a waiver of such rights.

16.6	Except as provided in the Supply Agreement, if any, or any other contract for the supply of the Materials between Supplier and GEHC and without prejudice to Clause 1.6:

16.6.1	this QA Agreement contains all of the agreements and understandings between the Parties with respect to the quality requirements and obligations relating to the Material and supersedes and terminates all prior agreements and understandings between the Parties; and

16.6.2	there are no agreements or understandings, either oral or written, between the Parties regarding the quality requirements relating to the Material other than as contained in this Agreement.

16.7

The Supplier acknowledges that in entering into this QA Agreement, it has not relied on or been induced to enter into this QA Agreement by any statement, representation, warranty, understanding, assurance, covenant, undertaking or commitment of any nature whatsoever of any person (whether a party to this QA Agreement or not) which is not set out in this QA Agreement.

The Supplier agrees that it shall have no right of action or remedy against GEHC arising out of or in connection with any statement, representation, warranty or understanding of any person (whether a party to this QA Agreement or not) which is not set out in this QA Agreement. The only remedy available to the Supplier shall be for breach of contract.

29

DRAFT SUBJECT TO CONTRACT

16.8	Notwithstanding that any term of this QA Agreement may be or become enforceable by a person who is not a party to it, the terms of this QA Agreement or any of them may be varied, amended or modified or this QA Agreement may be suspended, cancelled or terminated by agreement in writing between the parties, or this QA Agreement may be rescinded (in each case), without the consent of any such third party.

16.9	This Agreement shall be governed by and construed in accordance with either the laws governing the Supply Agreement, if any, or if none, the laws of the country where GEHC, or the GEHC Affiliate who places a purchase order for the Material (if applicable), is located.

16.10	The Parties hereby submit to the dispute resolution applicable to the Supply Agreement, if any or, if none, to the non-exclusive jurisdiction of the courts of the country where GEHC or the GEHC Affiliate who places a purchase order for the Material (if applicable) is located.

16.11	This QA Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this QA Agreement, but all the counterparts shall together constitute the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

30

ANNEX 2- CONTACTS

GEHC AFFILIATES, SITE ADDRESSES AND CONTACT INFORMATION

1.	GEHC AFFILIATES AND SITE ADDRESSES

GEHC Affiliate:
Address:

Site:
Site Address: State Address or if the same as above, state "As Above"

GEHC Affiliate:
Address:

Site:
Site Address: State Address or if the same as above, state "As Above"

[Any GEHC Affiliates who may purchase the Material under the terms of the Supply Agreement.]

2.	CONTRACT MANAGERS AND CONTACT INFORMATION

GEHC		SUPPLIER
Contract Manager	AsbjØrn Jortveit	Contract Manager	Gary Klee
Address	Lindesnes Site N-5421 Spangereid Norway	Address	AMRI Rensselaer, Inc. 33 Riverside Avenue Rensselaer, New York 12144 USA
Telephone	+47 38 25 82 02	Telephone	518-433-7700 ext 7525
Email	AsbjØrn.Jortveit@ge.com	Email	gary.klee@amriglobal.com
Fax	+47 38 25 97 50	Fax	518-433-7819

GEHC personnel·

Quality Assurance	Lindy Sorland Lindy.Sorland@ge.com	QA Director
	AsbjØrn Jortveit AsbjØrn.Jortveit@ge.com	QA Manager
Quality Control	Monica lren Alvestad Monica-lren.Aivestad@ge.com	QC Manager
Production and logistic	Jorunn Gislefoss Jorunn.gislefoss@ge.com	Operations Director
	Roger Halvorsen Roaer.Halvorsen@ge.com	Logistic Manager
Purchasing	Bard Reinholdtsen Bard.Reinholdtsen@ge.com	Global Sourcing Manager
Purchasing	Bard Reinholdtsen Bard.Reinholdtsen@ge.com	Global Sourcing Manager

AMRI1 personne:

Quality Assurance	Karen Matteo	Assistant Director, QA
Quality Control	Jody Meringlo	Senior Research Scientist II, AQS
Regulatorv	Gary Klee	Director, Regulatory Affairs

3.	PERMITTED SUBCONTRACTORS (CLAUSE [ ])

N/A

31

ANNEX 3- MANUFACTURING AND QUALITY SYSTEM PRINCIPLES

1.	Quality System Requirements

1.1.	Quality systems

The supplier should establish, document, and implement an effective system for managing quality that involves the active participation of management and appropriate manufacturing personnel.

The system for managing quality should encompass the organizational structure, procedures, processes and resources, as well as activities necessary to ensure confidence that the material will meet its intended specifications for quality and purity. All quality related activities should be defined and documented. Key elements in the quality system are addressed in § 5 to 12 in Annex 1. Besides, the additional requirements below also apply.

1.2.	Manufacturing

The Supplier agrees not to manufacture, blend mix or store any cytotoxic or highly potent substances (such as antibiotics, cephalosporins, beta-lactams, cytotoxics, steroids etc.) in equipment and pipin1 used for the manufacture of Material without prior notification to GEHC. In general the Supplier is obliged to implement and maintain appropriate procedures for equipment cleaning in order to prevent cross-contamination.

2.	Change Control- Major Changes

2.1	For the purposes of this QA Agreement, a Major Change means [any deviation or change to:

a.	the Specification; or

b.	the Critical Materials and Critical Material Suppliers, manufacturing process and location, including but not limited to key equipment used in the manufacture of the Material, testing and analytical procedures for Material, and quality control procedures for Material;

c.	the manufacturing site including, without limitation, a change to a new manufacturing site location and any change which causes or will cause the equipment used in the manufacture of the Material to be moved to a new building on the current manufacturing site location.

[in each case which will or may potentially affect the quality or regulatory status of the Material or its fitness for purpose]],

2.2	If the Supplier or any permitted sub-contractor wishes to implement a Major Change, the Supplier shall submit the change to GEHC in writing (in the form of a document revision which is to be approved by GEHC), explaining the reason for the changes and providing reasonable detail sufficient for GEHC to evaluate the change.

2.3	The supplier should provide a brief summary of major changes to GEHC on annual basis.

3.	Complaints Response

LEVEL OF COMPLAINT	RESPONSE TIMES
Critical Complaints:	A verbal and initial written reply within 2 days after receipt of samples (if samples available)-maximum duration is 4 weeks for a comprehensive written reply.
Major Complaints:	A verbal and initial written reply within 7 days after receipt of samples (if samples available)- maximum duration is 4 weeks for a comprehensive written reply.
Corrective Actions;	Must be received from Supplier once all internal investigations have been completed, a maximum of 4 weeks duration is given for the corrective action to be raised and sent to GEHC.

32

ANNEX 4 – MATERIAL SPECIFICATIONS

Product: Aminobisamide Hydrochloride

Issued:	1.01.2010	Supersedes: 1.01.2009

Written by:	Odd. E. Ingvoldstad

Approved by:	Asbjorn Jortveit

PROPERTY/TEST	UNIT	SPEFICIATION

Appearance		[/*CONFIDENTIAL TREATMENT REQUESTED]*/]

TLC:
Identification		[/*CONFIDENTIAL TREATMENT REQUESTED]*/]
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	wt%	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	wt%	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]

UC Spectrum (Identity)		[/*CONFIDENTIAL TREATMENT REQUESTED]*/]

UV Assay	wt%	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]

[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	wt%

HPLC:
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	AREA%	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	AREA%	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	AREA%	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	AREA%	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]

Colour of Solution
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	AU	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	AU	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]
[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	AU	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]

[/*CONFIDENTIAL TREATMENT REQUESTED]*/]	ppm	[/*CONFIDENTIAL TREATMENT REQUESTED]*/]

The supplier accepts that the product, which implies all containers within each lot shipped to GE Healthcare AS, Lindesnes Site, should meet the above mentioned specifications.

Relevant documentation to confirm compliance (as certificate of analysis) should accompany each delivery. 1)

Alternative test: Determination of water by Karl Fischer.

33

ANNEX 5- SAMPLING, RELEASE & CERTIFICATION REQUIREMENTS

1.	Sampling

1.1.	Sampling procedures

The supplier shall sample each manufactured loUbatch according to written procedures. The samples shall be used for analysis and release of each material batch.

1.2.	Retain samples

The Supplier shall keep retained samples under adequate conditions for six (6) years from the year of manufacture. The retained samples shall be large enough to perform full retest of the lot on two occasions. The retest shall include all tests specified for release. GEHC is entitled to receive a sample of retained material on request.

2.	Release

The Supplier is responsible for the qualification of the methods, release testing and sampling procedure, to ascertain that the results on each lot of Material are representative for the whole lot, and to ascertain that the Material is delivered to GEHC within the specifications agreed upon (Annex 4). Continued long-term use of the methods and acceptable historical results renders the methods sufficiently qualified to the satisfaction of both parties.

Each shipment of Material delivered to GEHC shall be accompanied by documentation according to Annex 6.

3.	Certification

☐	Certificate of Conformance
☐	Certificate of Sterility
☐	Certificate of Origin

☑	Material Safety Data Sheet
☑	TSE Certificate (general, not lot/batch specific)

The Supplier shall for each delivery provide GEHC with Certificate of Analysis for each lot/batch, according to requirements stated in Annex 4 and 6.

34

ANNEX 6- LABELLING, SHIPPING, PACKAGING AND TRANSPORTATION REQUIREMENTS

Packaging and labeling

ABA-HCI shall be packed in suitable containers with light closure systems to protect the product during storage and transportation.

ABA-HCI shall be packed as follows: Bagged in Coated/Woven Polypropylene Bag. Size of packaging should match with GEHC's needs for making full batches without splitting bags. Stubs from the Supplier may be collected batch by batch in separate bags to make a full bag size. Quantities and identification of each batch must be recorded and the documentation must accompany the shipment The parent batches must be shipped prior to or in the same shipment as the stub bags.

The supplier agrees not to change the above packaging without seeking prior approval of GEHC.

The containers of ABA-HCI delivered to GEHC shall be marked with Product name, quantity, lot number, and relevant safety regulation.

Documentation requirement

Enclosed each delivery:

Copy of the packaging list (which includes the following information):

- Supplier name

- Customers order number

- Quantities (specified pr. lot/batch)

- Shipment date

35

ANNEX 7- SAMPLE RENEWAL FORM

QUALITY ASSURANCE AGREEMENT RENEWAL FORM
GE HEALTHCARE	THE SUPPLIER
Address	Address
Each a "Party" and together the "Parties",
Aqreement

The Parties in accordance with Clause 2.2 of Annex 1 of the Quality Assurance entered into by and between the Parties with effect from [xxxxxxxxx] (the "Agreement") hereby agree to renew the Agreement as follows:

Starting Date of Renewal Term:
[                      ]

Expiration Date of Renewal Term:

[                      ]

All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement. All terms and conditions of the Agreement shall remain unchanged and continue to apply in full force and effect [except as amended and/or provided hereunder]:

[Insert amendments, if any]

For and on behalf of GEHC	For and on behalf of the SUPPLIER
Signature: By: (print name) Title: Date:	Signature: By: (print name) Title: Date:

36

Attachment F – Documentation requirements

Documentation requirement

for supply of raw materials to

GE Healthcare, Lindesnes Site

Before delivery:

The QC department shall receive the following documentation on fax no +47 38 25 82 82:
E
-	Certificate of analysis	F
-	Packaging list	F
-	Cleaning certificate (For not dedicated containers or tanks)	E
C
The documents shall contain the following information:		T
I
-	Customers order number	V
-	Product name and eventual quality term	E
-	Eventual supplier product number
-	Manufacture
-	Name of product plant
-	Batch numbers, and the amount of each batch
-	Results of analysis (at minimum the parameters in customers specification)

Enclosed delivery:

Copy of the packaging list (which includes the following information)

-	Supplier
-	Customer order number
-	Quantities (specified pr. lot/batch)
-	Shipment date

37

Attachment G– Aminobisamide Packaging Specifications

Unit of Issue	At least one bag from each batch must contain [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] Kilograms &/or [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] Kilograms depending on customer requirements.

Outer Container	White Polypropylene Coated Bag,
40 x 41 x 47” #32000449

Outer Container Closure	One Pull-tight Security Seal
#32000778; Tie Cord Bag Closure

Liner	Not Applicable

Liner Closure	Not Applicable

Labeling	Intermediate

Caution Labelling	Aminobisamide with English &
Norwegian Text

Recommended Storage	Warehouse Ambient

38